AGENCY AGREEMENT

Seller: JENINGTON INTERNATIONAL INC.

Parent: ZAO POLUS

Issuer (ticker): GOLD FIELDS LIMITED (JSE: “GFIELDS”)

Ordinary shares of Issuer, par value Rand 0.50 per ordinary share: 98,467,758 (the “Shares”), comprising tranches of 33,948,100 shares (the “USD Shares”) and 64,519,658 (the “ZAR Shares”)

Per Share Purchase Price: U.S.$ 20.50 per USD Share (the “USD Per Share Purchase Price”) and ZAR 125.93 per ZAR Share (the “ZAR Per Share Purchase Price”)

Aggregate Purchase Price: the USD Per Share Purchase Price times the number of USD Shares delivered at the Closing Time (the “Aggregate USD Purchase Price”) plus the ZAR Per Share Purchase Price times the number of ZAR Shares delivered at the Closing Time (the “Aggregate ZAR Purchase Price” and, together with the Aggregate USD Purchase Price, the “Aggregate Purchase Price”)

Closing Time: 10 March 2006

Commissions: The base fee for the USD Shares (the “USD Base Fee”), payable in U.S. dollars, will be equal to the Aggregate USD Purchase Price times 0.5%, and the base fee for the ZAR Shares (the “ZAR Base Fee”), payable in South African Rand, will be equal to the Aggregate ZAR Purchase Price times 0.5%. The amount of the incentive fee for the USD Shares (the “USD Incentive Fee”), if any, will be determined by the Seller separately for each Agent in the Seller’s sole discretion in an amount up to the Aggregate USD Purchase Price times 0.5%, and the amount of the incentive fee for the ZAR Shares (the “ZAR Incentive Fee”), if any, will be determined by the Seller separately for each Agent in the Seller’s sole discretion in an amount up to the Aggregate ZAR Purchase Price times 0.5%.

The Seller and the Parent agree with each of Citigroup Global Markets Limited (“Citigroup”) and Goldman Sachs International (“Goldman Sachs” and, together, with Citigroup the “Agents”) that the Seller shall sell, and each of the Agents shall use its best efforts to procure purchasers for, the Shares on the terms and subject to the conditions set forth in this Agreement (the “Transaction”).

Closing will take place at the Closing Time by the Seller procuring to deliver (or, if the Seller fails to do so, the Parent causing the Seller to procure to deliver) the Shares in electronic dematerialized form through Share Transactions Totally Electronic Limited (“STRATE”) to the account of Goldman Sachs International, London with the account number ZA0000015671 at FNB CORPORATE (BIC code: FIRNZAJJ), against payment by Goldman Sachs, on behalf of the Agents, to the Seller of the Aggregate Purchase Price in immediately available funds by wire transfer to an account or accounts specified by the Seller or the Parent in writing to Goldman Sachs, on behalf of the Agents, two full business days prior to the Closing Time. In the event that the Agents determine that the number of USD Shares or the number of ZAR Shares delivered at the Closing Time will be different from the amounts set forth above, Goldman Sachs, on behalf of the Agents, shall notify the Seller in writing two full business days prior to the Closing Time of the actual number of USD Shares and ZAR Shares to be delivered at such time, and the amount of the USD Base Fee, any USD Incentive Fee, the ZAR Base Fee and any ZAR Incentive Fee shall be adjusted accordingly. Any such adjustment made by the Seller shall be communicated to Goldman Sachs, on behalf of the Agents, one full business day prior to the Closing Time.

Goldman Sachs, on behalf of the Agents, shall be entitled to withhold from the Aggregate USD Purchase Price an amount equal to the USD Base Fee plus any USD Incentive Fee communicated in writing by the Seller to the Agents at least two full business days prior to the Closing Time and to withhold from the Aggregate ZAR Purchase Price an amount equal to the ZAR Base Fee plus any ZAR Incentive Fee communicated in writing by the Seller to the Agents at least two full business days prior to the Closing Time. No deductions will be made from the Aggregate Purchase Price on account of, and the purchasers of the Shares shall be responsible for and shall pay all, transfer taxes, stamp taxes or other duties incident to the sale and delivery of the Shares that are payable to the Republic of South Africa, any political subdivision thereof or any taxing authority therein.

At the Closing Time, the Seller shall (or, if the Seller fails to do so, the Parent shall cause the Seller to) pay or transfer to an account specified by Goldman Sachs, on behalf of the Agents, all dividends, distributions or other rights declared or distributed in respect of Shares sold under this Agreement for which a record date occurs on or after the date of this Agreement and which have been received by the Seller.

The Seller acknowledges receipt from Goldman Sachs of the document entitled “General Statement of Distribution Principles”.

Closing Conditions, Representations and Warranties, and Indemnity

The Agents’ obligations under this Agreement are several and not joint and are subject to the conditions specified in Annex I. The Seller and the Parent shall indemnify each Agent to the extent specified in Annex I. The Seller and the Parent make the representations and warranties in Annex II. The Agents, severally and not jointly, make the representations and warranties in Annex III.

The obligations of the Seller and the Parent under this Agreement shall be joint and several.

For so long as the Parent remains a wholly-owned subsidiary of OJSC MMC Norilsk Nickel (“Norilsk”), prior to consummating any sale, exchange, distribution, liquidation or other disposal of all or substantially all of its assets, the Parent shall notify Goldman Sachs in writing of such transaction (if not previously so notified) and, if requested by the Agents, acting together, shall enter into bona fide consultations with Goldman Sachs, on behalf of the Agents, regarding the assumption of the Parent’s obligations under this Agreement by another entity or the provision of insurance, surety bonds or an escrow arrangement to cover such obligations, provided that this obligation shall cease to apply three years after the date of this Agreement.

Confidentiality, Rights of Third Parties, Governing Law and Counterparts

No statement, notice or waiver under, or amendment to, this Agreement shall be valid unless it is in writing and, in the case of amendments, executed by each party. Notices shall be delivered by facsimile as indicated below. Except to the extent required by applicable law or regulation, this Agreement and the transactions contemplated by it may not be disclosed prior to the Closing Time to any third party or otherwise publicly referred to by the Seller or the Parent without the prior written consent of the Agents or either of the Agents without the prior written consent of the Seller and the Parent, provided that the Seller may notify the Depositary for the Issuer’s American Depositary Receipt (“ADR”) program as provided in Annex II.

This Agreement shall be binding upon, and inure solely to the benefit of, Citigroup, Goldman Sachs, the Seller and the Parent and their respective successors and permitted assigns and, to the extent provided herein, their directors, officers, employees and controlling persons, and no other person shall acquire or have any rights under or by virtue of this Agreement, including any rights under the Contracts (Rights of Third Parties) Act 1999.

Time shall be of the essence in this Agreement and neither party may assign any of its rights or obligations under this Agreement to any other party. In making offers and sales of the Shares in the United States, each Agent may use an affiliate that is a U.S. registered broker-dealer. In making offers and sales of the Shares in South Africa, each Agent may procure the use of a local agent, provided that such procurement shall not affect any liability of such Agent hereunder.

This Agreement shall be governed by and construed in accordance with English law. In relation to any legal action or proceedings arising out of or in connection with this Agreement (the “Proceedings”), each of the Seller and the Parent irrevocably submits to the jurisdiction of the courts of England and, except as set forth in the following paragraph relating to each party’s right to require submission to arbitration, waives any objection to Proceedings in such courts whether on the grounds that the Proceedings have been brought in an inconvenient forum or otherwise.

Each party may require that any controversy, claim or cause of action arising out of or relating to this Agreement be settled by arbitration in accordance with the Rules of the London Court of International Arbitration, which rules are deemed to be incorporated by reference into this Agreement. The place of the arbitration shall be London, United Kingdom, and the language of the arbitration shall be English. The number of arbitrators shall be three, each of whom shall be disinterested in the dispute or controversy, shall have no connection with any party thereto and shall be an attorney experienced in international securities transactions. Each party shall nominate an arbitrator, and the arbitrators so nominated shall, in turn, together nominate the chairman of the tribunal. If a dispute, controversy or cause of action shall involve more than two parties, the parties thereto shall attempt to align themselves in two sides (i.e., claimant and respondent), each of which shall appoint an arbitrator as if there were only two sides to such dispute, controversy or cause of action. If such alignment and appointment shall not have occurred within 20 calendar days after the initiating party serves the arbitration demand or if a chairman has not been selected within 30 calendar days of the selection of the second arbitrator, the Arbitration Court of the London Court of International Arbitration shall appoint the three arbitrators or the chairman, as the case may be. The parties and the Arbitration Court may appoint arbitrators from among the nationals of any country, whether or not a party is a national of that country. The arbitrators shall have no authority to award punitive damages and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Fees of the arbitration (excluding each party’s preparation, travel, attorneys’ fees and similar costs) shall be borne in accordance with the decision of the arbitrators. The decision of the arbitrators shall be final, binding and enforceable upon the parties and judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that the failure of a party to comply with the decision of the arbitrators requires any other party to apply to any court for enforcement of such award, the non-complying party shall be liable to the other for all costs of such litigation, including reasonable attorneys’ fees.

The Seller and the Parent, jointly and severally, represent and warrant that Maples and Calder (the “Authorized Agent”) have agreed to act as agent for service of process for each of the Seller and the Parent. Service of process upon the Authorized Agent and written notice of such service to the Seller or the Parent shall be deemed, in every respect, effective service of process upon the Seller or the Parent, as the case may be.

Each party to this Agreement shall bear its own costs and expenses in connection herewith.

The headings of provisions of this Agreement are provided for convenience only and shall not affect its construction or interpretation.

Should any provision of this Agreement be or become invalid either in whole or in part, the other provisions of this Agreement shall remain in force. It is understood by the parties hereto that any invalid provision shall be replaced by a valid provision which accomplishes as far as legally possible the economic effects of the invalid provision.

Each of the parties hereto acknowledges that this Agreement contains the entire agreement between the parties with respect to the Transaction and supersedes all prior agreements and understandings, oral or written, with respect to such matters, provided, however, that Goldman Sachs, the Seller and the Parent have separately entered into a Guarantee, dated 3 March 2006, between the Parent and Goldman Sachs and a confirmation, dated 3 March 2006, to evidence the foreign exchange transaction between the Seller and Goldman Sachs.

This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

Executed as an Agreement on 3 March 2006 by:

CITIGROUP GLOBAL MARKETS LIMITED

By:	/s/ Darrall Uden

Name: Darrall Uden Title: Authorized Signatory Facsimile for Notices: +44 20 7986 1103 Attn: Darrall Uden

Executed as an Agreement on 3 March 2006 by:

GOLDMAN SACHS INTERNATIONAL

By:	/s/ Matthew Westerman

Name: Matthew Westerman Title: Managing Director, Goldman Sachs International Facsimile for Notices: +44 20 7774 4477 Attn: IBD Legal

Executed as an Agreement on 3 March 2006 by:

JENININGTON INTERNATIONAL INC.

By:	/s/ Siegfried Pasqual

Name: Siegfried Pasqual Title: Director Facsimile for Notices: + 41 (22) 810 17 19 Attn: Siegfried Pasqual, Director

Executed as an Agreement on 3 March 2006 by:

ZAO POLUS

By:	/s/ Yevgeni Ivanov

Name: Yevgeni Ivanov Title: President Facsimile for Notices: +7 (495) 785 45 90 Attn: Yevgeni Ivanov, President

By:	/s/ Tatiana Rudskikh

Name: Tatiana Rudskikh Title: Chief Accountant

Annex I: Conditions

The respective obligations of the Agents under this Agreement are subject to the conditions set forth below. The Agents, acting together, may waive, in their sole discretion, any of these conditions by written notice to each of the Seller and the Parent.

Accuracy of the Seller’s and the Parent’s representations and warranties. Each of the representations and warranties of the Seller and the Parent in this Agreement shall have been correct when given or made and shall remain correct in all material respects as if given and made at the Closing Time.

No material adverse change involving the Issuer. No material adverse change in the financial condition or results of operations of the Issuer shall have occurred or been announced since the date of this Agreement.

No force majeure. None of the following events shall have occurred since the date of this Agreement:

(A)     a suspension or material limitation in trading of the Issuer’s ordinary shares on the Johannesburg Stock Exchange, the London Stock Exchange or the New York Stock Exchange;

(B)     a general moratorium on commercial banking activities declared by the relevant authorities in the Republic of South Africa, the United Kingdom or the United States (the “Relevant Countries”) or a material disruption in commercial banking or securities settlement or clearance services in any of the Relevant Countries;

(C)     the outbreak or material escalation of hostilities or another emergency or crisis involving any of the Relevant Countries or the declaration by any of the Relevant Countries of a national emergency or war; or

(D)     the occurrence of any other calamity or crisis or any change in financial, political or economic conditions or currency exchange controls in any of the Relevant Countries or elsewhere,

provided that the effect of any such event specified in (C) or (D) in the reasonable judgment of the Agents, acting together, after consultation with the Seller and the Parent, makes it impracticable or inadvisable to proceed with the transactions contemplated by this Agreement.

Opinion of counsel. The Agents shall have received opinions as follows:

(A)     from Debevoise & Plimpton LLP, Russian counsel for the Parent, an opinion, dated the Closing Time, in the form set forth in Schedule I hereto;

(B)     from the Parent’s General Counsel, an opinion, dated the Closing Time, in the form set forth in Schedule II hereto;

(C)     from Maples and Calder, British Virgin Islands counsel for the Seller, an opinion, dated the Closing Time, in the form set forth in Schedule III hereto; and

(D)     from Sullivan & Cromwell LLP, U.S. counsel for the Parent and the Seller, an opinion, dated the Closing Time, in the form set forth in Schedule IV hereto.

The Agents, acting together, shall notify the Seller three full business days prior to the Closing Time of the aggregate number of Shares for which they have procured purchasers (the “Purchased Shares”). In the event that the Seller shall have delivered fewer Shares than the number of Purchased Shares at the Closing Time or any of the above conditions shall not have been satisfied (or waived in writing), by or at the Closing Time, the Agents, acting together, may in their sole discretion elect to terminate this Agreement in which case the Agreement shall cease to have effect, provided that, if the Seller delivers fewer Shares than the number of Purchased Shares at the Closing Time, the Agents shall also have the option to effect the purchase of any number of such Shares as are delivered at the agreed Purchase Price per Share, but such partial purchase shall not relieve the Seller and the Parent from liability for their default with respect to the Shares not purchased.

Indemnification

The Seller and the Parent, on the basis of joint and several liability as described herein, agree to indemnify and hold harmless each Agent against any losses, claims, damages, demands or liabilities to which such Agent may become subject in so far as such losses, claims, damages or liabilities (or actions in respect thereof) relate to or arise out of any of the representations and warranties of the Seller being, or being alleged to be, untrue or misleading in any respect. This indemnity shall not, however, apply to the extent that it is finally judicially determined that such losses, claims, damages or liabilities resulted primarily from the relevant Agent’s negligence, willful default or bad faith. The Seller and the Parent, on the basis of joint and several liability as described herein, agree to reimburse each Agent as promptly as practicable for any duly itemized expenses (including reasonable counsel’s fees) reasonably incurred by such Agent in connection with investigating or defending any such action or claim. The indemnification obligations of the Seller and the Parent are in addition to any liability the Seller and the Parent may otherwise have and shall extend, upon the same terms and conditions, to the directors, officers, employees and controlling persons of each Agent.

If any action, suit, proceeding (including any governmental or regulatory investigation), claim or demand (“Action”) shall be brought or asserted against any person indemnified under this Agreement in respect of which indemnity may be sought pursuant to this section (each, an “Indemnified Person”), the Indemnified Person shall notify promptly the person against whom such indemnity may be sought (the “Indemnifying Person”) in writing. The omission to notify promptly the Indemnifying Person shall not relieve it from any liability that it may have to any Indemnified Person, except to the extent that the delayed notification or absence of notification has significantly impaired the Indemnifying Person’s ability to influence the outcome of the Action. Promptly upon receipt of such notice from the Indemnified Person, the Indemnifying Person may retain legal advisers reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and may assume the defense of such Action and will bear the costs and expenses incurred in connection with such Action. In any Action for which the Indemnifying Person has assumed the defense and retained legal advisers, any Indemnified Person shall have the right to retain its own legal advisers, but the fees and expenses of such legal advisers shall be the liability of such Indemnified Person, unless any of the following circumstances occur in which case they shall be the liability of the Indemnifying Person: (i) the Indemnifying Person has failed within a reasonable time to retain legal advisers reasonably satisfactory to the Indemnified Person; (ii) the parties in any such Action include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same legal advisers would be inappropriate due to actually or potentially differing interests between them; or (iii) the Indemnified Person could raise defenses in the Action that are not available to the Indemnifying Person. The Indemnifying Person shall not, in connection with any Action or related action in the same jurisdiction, be liable (except as mentioned above) for the fees and expenses of more than one separate firm of legal advisers (in addition to any local legal advisers) for all Indemnified Persons, and all reasonable fees and expenses shall be reimbursed as they are incurred. Unless an Indemnifying Person shall have failed to assume the defense of an Action as provided in this paragraph, an Indemnified Person shall not settle any Action without the consent of the Indemnifying Person, such consent not to be unreasonably withheld.

The foregoing indemnities shall remain unaffected by any termination of this Agreement or the completion of the Transaction, to the extent such indemnities arise out of any of the representations and warranties being, or being alleged to be, untrue or misleading in any respect at the time such representations and warranties are given.

Annex II: Representations and Warranties of the Seller and the Parent

The Seller and the Parent, jointly and severally, represent and warrant to, and agree with, each Agent that:

This is a valid and binding agreement. This Agreement has been duly authorized, executed and delivered by each of the Seller and the Parent and, assuming due authorization, execution and delivery by each Agent, constitutes a valid and legally binding agreement of each of the Seller and the Parent.

The Seller and the Parent are wholly-owned subsidiaries of Norilsk. As of the date hereof, the Seller is a wholly-owned subsidiary of the Parent and the Parent is a wholly-owned subsidiary of Norilsk.

The Shares represent the entire holding of the Seller in the Issuer. The Shares represent the Seller’s and the Parent’s entire direct and indirect stake in the Issuer.

Each of the Seller and the Parent has all necessary approvals to sell the Shares. All consents, orders, approvals and other authorizations, whether governmental or corporate, necessary for the execution, delivery and performance by each of the Seller and the Parent of this Agreement and the transactions contemplated hereby have been obtained or made and are in full force and effect.

The sale does not conflict with the Seller’s and the Parent’s other agreements or applicable laws. The compliance by each of the Seller and the Parent with all of the provisions of this Agreement will not conflict with, result in a breach or violation of, or constitute a default under: (A) any material agreement or instrument to which the Seller or the Parent, as the case may be, is a party or by which it or any of its properties or assets is bound; or (B) any statute, rule or regulation applicable to, or any order of any court or governmental agency with jurisdiction over, the Seller, its assets or its properties.

The Seller will transfer good and valid title to the Shares. The Seller has good and valid title to the Shares, free and clear of liens, encumbrances, equities or claims; and upon delivery of the Shares to purchasers procured by the Agents against payment pursuant to this Agreement and upon the entry of the relevant purchasers or of financial intermediaries representing such purchasers as members in the Issuer’s register of members, good and valid title to the Shares, free and clear of liens, encumbrances, equities or claims, will pass to the relevant purchasers.

Neither the Seller nor the Parent has manipulated the price of any of the Issuer’s securities. None of the Seller, the Parent or anyone acting on their respective behalf has made or will make bids for, or purchases of, any security (A) for the purpose of creating actual or apparent trading in, or of raising the price of, the ordinary shares of the Issuer or (B) which are designed to cause, have caused, or might reasonably be expected to cause, manipulation of the price of any security of the Issuer.

Neither the Seller nor the Parent is violating insider trading or market abuse laws. Neither the Seller nor the Parent has any non-public information concerning the Issuer that is material or price-sensitive, and the sale of the Shares hereunder will not constitute a violation by the Seller of Part V of the U.K. Criminal Justice Act 1993, Rule 10b-5 under the U.S. Securities Exchange Act of 1934, as amended, or any other applicable law prohibiting “insider dealing” in securities.

Use of proceeds. The Seller and the Parent intend to use the proceeds of the transaction contemplated by this Agreement for general corporate and commercial purposes. None of the Seller, the Parent or any of their respective affiliates have knowledge that it or they, or anyone acting on its or their behalf, in connection with the Transaction, has violated or breached the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions or any similar law or regulation and none of the Seller, the Parent or any of their respective affiliates will use any proceeds it receives from the sale of the Shares to fund any operations or finance any investments in, or make any payments to, any country or person targeted by any of the economic sanctions of the United States administered by the United States Treasury Department’s Office of Foreign Assets Controls (“OFAC”).

No action taken that would require registration in the United States. None of the Seller, the Parent or any of their respective affiliates or any person acting on their respective behalf or to the Seller’s and the Parent’s knowledge any other person has engaged or will engage in “directed selling efforts” or any form of “general solicitation” or “general advertising” (as those terms are defined in Regulation S and Regulation D, respectively, under the U.S. Securities Act of 1933, as amended (the “Securities Act”)), with respect to the Shares or has made or will make offers or sales of any security, or has solicited or will solicit offers to buy any security, or has taken or will take any other action, under circumstances that would require the registration under the Securities Act of the sales of the Shares contemplated by this Agreement.

The Issuer’s ADR program. The Seller agrees to notify the Depositary for the Issuer’s ADRs of the transactions contemplated by this Agreement and to request the Depositary to put in place appropriate procedures to ensure that from the Closing Date to the day 40 days after such date, each person, as a condition for depositing shares of the Issuer into the ADR facility, will be required to complete a certification reasonably designed to ensure that such deposit will not result in the Transaction requiring registration under the Securities Act.

Acquisition of the Issuer’s Shares. As far as the Seller and the Parent are aware, having made reasonable inquiries, in relation to the purchase by Norimet Ltd. of the Shares on 5 April 2004 (a) there are no outstanding investigations, proceedings or other matters of which a potential purchaser of the Shares would reasonably require notice and (b) all required legal, governmental, regulatory or other approvals have been obtained and maintained by Norimet Ltd. (or any other entity within the Norilsk group) in relation to the purchase by Norimet Ltd. of the Shares on 5 April 2004.

The Seller and the Parent, jointly and severally, undertake to immediately notify each Purchaser in writing at or prior to the Closing Time if they become aware that any of its representations or warranties was not correct when made or ceases to be correct prior to the Closing Time.

Annex III: Representations and Warranties of the Agents

Selling restrictions. Each Agent acknowledges and agrees with each of the Seller and the Parent that (1) the Shares have not been registered under the Securities Act and may not be offered, sold or delivered within the United States or to, or for the account or benefit of, U.S. persons except pursuant to a transaction exempt from the registration requirements of the Securities Act and (2) the Shares do not meet the conditions for resale in accordance with Rule 144A under the Securities Act. Each Agent represents, warrants and undertakes that neither it nor its affiliates nor any person acting on their respective behalf (1) has engaged or will engage in any “directed selling efforts” or any form of “general solicitation” or “general advertising” (as those terms are defined in Regulation S and Regulation D under the Securities Act) with respect to the Shares and (2) has or will, directly or indirectly, offered or sold the Shares in the United States or to U.S. persons, except such persons whom it reasonably believes to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act. Each Agent further agrees that it and its affiliates will offer, sell and deliver the Shares only in accordance with (1) Regulation S, (2) pursuant to an exemption from registration under the Securities Act to persons that, prior to purchasing any Shares, execute an investment letter in the form of Annex III-A.

Each Agent represents, warrants and agrees that:

(i)

it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any Shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(ii)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom.

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), each Agent represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Shares to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Shares to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Shares to be offered so as to enable an investor to decide to purchase or subscribe the Shares, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Accuracy of the Agents’ representations and warranties. Each Agent represents and warrants to each of the Seller and the Parent that the representations and warranties of such Agent in this Agreement shall have been correct when given or made and shall remain correct in all material respects as if given and made at the Closing Time.

The Agents have complied and will comply with all applicable laws and regulations. Each Agent represents and warrants to each of the Seller and the Parent that it and each of its affiliates has complied and will comply with all applicable laws and regulations in each jurisdiction in which it offers, sells or delivers Shares or has in its possession.

This Agreement is a valid and binding agreement of the Agents. Each Agent represents and warrants to each of the Seller and the Parent that this Agreement has been duly authorized, executed and delivered by such Agent and, assuming due authorization, execution and delivery by the Seller and the Parent, constitutes a valid and legally binding agreement of such Agent.

The Agents have all necessary approvals. Each Agent represents and warrants to each of the Seller and the Parent that all consents, orders, approvals and other authorizations, whether governmental, corporate or other, necessary for the execution, delivery and performance by such Agent of this Agreement and the transactions contemplated hereby have been obtained or made and are in full force and effect.

The Agents have not manipulated the price of any of the Issuer’s securities. Each Agent represents and warrants to each of the Seller and the Parent that neither it nor anyone acting on its behalf has made or will make bids for, or purchases of, any security (A) for the purpose of creating actual or apparent trading in, or of raising the price of, any security of the Issuer or (B) which are designed to cause, have caused, or might reasonably be expected to cause, manipulation of the price of any security of the Issuer.

The Agents are not violating insider trading or market abuse laws. Each Agent represents and warrants to each of the Seller and the Parent that the sale of the Shares hereunder will not constitute a violation by such Agent of Part V of the U.K. Criminal Justice Act 1993, Rule 10b-5 under the U.S. Securities Exchange Act of 1934, as amended, or any other applicable law prohibiting “insider dealing” in securities.